UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Park Hotels & Resorts Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Dear Fellow Stockholders:

On behalf of the members of the Board of Directors of Park Hotels & Resorts Inc. (“Park”), I encourage you to review this supplement, as well as the detailed information provided in the Compensation Discussion and Analysis section of Park’s 2022 Proxy Statement, before you cast your vote on the proposals to be presented at Park’s 2022 Annual Meeting of Stockholders.

We have prepared this supplement to provide more context surrounding the extraordinary outreach we undertook in 2021 and 2022 following Park’s “Say-on-Pay” vote at its 2021 Annual Meeting of Stockholders. As described in the 2022 Proxy Statement, we contacted stockholders representing approximately 69% of our outstanding shares and held meetings with stockholders representing approximately 38% of our outstanding shares. In these meetings, we were grateful to receive valuable feedback on both the strengths of our executive compensation program and areas for improvement. A summary of our responses to the feedback received in these stockholder meetings was disclosed on pages 13 and 44 of our 2022 Proxy Statement.

One of the key topics of discussion during the stockholder outreach was Park’s prior use of special awards in 2020. Although some stockholders shared their concerns about these special awards, these stockholders were satisfied with Park’s response, including Park’s rationale for the awards and the Compensation Committee’s declaration that there was no intention to make special or one-time awards absent extraordinary circumstances (outside of new hires and promotions). We take this opportunity to clarify to all stockholders that it is not just the Compensation Committee’s intention, but rather a firm commitment by the Committee, not to make any special or one-time awards to Park’s executive officers absent extraordinary circumstances.

We believe that this clarification, together with the other significant improvements made to Park’s compensation program following the stockholder outreach, including reverting back to the historical executive compensation program design that had been strongly supported by Park’s stockholders in the past, increasing the percentage of LTIP awards tied to performance, implementing an absolute TSR modifier to reduce the PSU payout in the event of negative TSR performance and incorporating an objective ESG scorecard for evaluating a portion of the STIP – as recognized and highlighted by the proxy advisory firms in their reports – demonstrates that Park has been fully responsive to feedback received by our stockholders in regards to executive compensation.

Park will continue to regularly engage with our stockholders on executive compensation matters and will continue to strive to address issues and suggestions received through these stockholder engagement efforts. Park believes that our regular robust dialogue on these and other topics demonstrates our commitment to strong corporate governance. For the reasons set forth above, and as further detailed in Park’s 2022 Proxy Statement, we recommend stockholders vote FOR Proposal 2 approving, on an advisory basis, the compensation of our named executive officers and FOR all of the director nominees named in the 2022 Proxy Statement.

Thank you very much for your continued support of Park Hotels & Resorts Inc.

Sincerely,

Stephen I. Sadove

Chair, Compensation & Human Capital Committee

This letter contains forward-looking statements regarding Park’s current expectations within the meaning of the applicable securities laws and regulations. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in Park’s filings with the Securities and Exchange Commission, including the Risk Factors section of Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.